Exhibit 99

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or Carol.Skornicka@midwestairlines.com
Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE
April 19, 2005

MIDWEST AIR GROUP REPORTS FIRST QUARTER RESULTS

Summary: First Quarter 2005 vs. First Quarter 2004

•	Operating revenue increased 10.6% to $112.0 million
•	Operating loss of $15.9 million vs. $10.2 million
•	Net loss of $15.9 million vs. $6.9 million
•	A per-share loss of $0.91 (includes $0.09 related to litigation settlement charges and accrued severance costs) vs. $0.39 (includes $0.04 related to DC-9 aircraft disposition charges)
•	Higher fuel prices negatively impacted operating results by $9.3 million, or $0.53 per share

Milwaukee, Wisconsin, April 19, 2005 – Midwest Air Group, Inc. (NYSE: MEH) today reported results for its Midwest Airlines and Skyway Airlines (dba Midwest Connect) operations.

Timothy E. Hoeksema, chairman and chief executive officer, said that the airline holding company is making progress toward its financial goals despite high fuel prices and the competitive environment challenging the airline industry.

“First quarter results reflect our aggressive efforts to improve revenue and operate more efficiently,” Hoeksema said. “We’re seeing very positive customer response to the competitive pricing adjustments we’ve implemented, and to the schedule and service enhancements that will go into effect in May and June.” He pointed out that advance bookings for travel during the second quarter currently exceed increases in capacity relative to the same period the prior year.

Comparing first quarter 2005 to first quarter 2004, operating revenue increased 10.6% to $112.0 million. Operating results fell to a $15.9 million loss from a $10.2 million loss in the first quarter of 2004, while net results dropped to a $15.9 million loss from a $6.9 million loss. Included in the 2004 first quarter loss was a federal tax benefit of $3.8 million. (Due to accumulated losses, Midwest Air Group discontinued recording federal income tax benefit on losses beginning with second quarter 2004.) Per share results were a loss of $0.91, down from a $0.39 loss in the same quarter a year ago. The increase in revenue reflects a 20.7% increase in passenger traffic, partially offset by a 4.7% decrease in revenue yield. Total operating expenses increased 14.7%, which

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includes 8.3% relating to fuel price variance. Results for first quarter 2005 were negatively impacted by a $10.7 million, or 43.4%, increase in fuel expense – of which $9.3 million was related to price increases; a one-time $0.9 million ($0.05 per share) litigation settlement to Dornier Aviation (North America) Inc. Liquidating Trust concerning the validity of the use of credit memorandums; and $0.7 million ($0.04 per share) in severance costs accrued for outplaced workers. First quarter 2004 results include $1.1 million ($0.04 per share) from costs related to the disposition of DC-9 aircraft.

At Midwest Airlines, revenue per scheduled service available seat mile increased 6.8% in the quarter. Load factor increased 6.9 percentage points due to a 20.1% increase in passenger traffic on an 8.4% increase in capacity. Revenue yield decreased 4.3%, driven by both the overall industry trend and the company’s strategy to increase load factor through competitive pricing actions.

Into-plane fuel prices increased 35.8% in first quarter 2005, averaging $1.59 per gallon versus $1.17 per gallon in first quarter 2004, and resulted in a $7.9 million (pre-tax) unfavorable price impact (calculated by applying 2004 prices to actual gallons consumed in 2005 and comparing the result to actual 2005 expense). Fuel consumption increases resulted in a $1.0 million (pre-tax) unfavorable impact in the quarter (calculated by applying 2004 prices to the actual change in gallons consumed in 2005 relative to 2004), primarily as a result of an increase in the number of flight hours.

In the quarter, cost per available seat mile (unit costs) at Midwest Airlines increased 8.2% (0.1% holding fuel price constant) compared with first quarter 2004, due in part to increases in fuel expenses and severance costs accrued for outplaced workers.

At Midwest Connect, revenue per scheduled service available seat mile increased 4.7% in the quarter. Traffic increased 29.4% on a 10.3% increase in capacity, resulting in an 8.5 percentage point improvement in load factor, while revenue yield decreased 10.6%. Cost per available seat mile increased 7.9% (1.9% holding fuel price constant) compared with first quarter 2004, due in part to the Dornier settlement and fuel costs. The Dornier settlement accounted for $0.009, or 3.9 points of the percentage increase, in unit costs. Into-plane fuel prices increased 35.4% in first quarter 2005, averaging $1.63 per gallon versus $1.20 per gallon in first quarter 2004, and resulted in a $1.4 million (pre-tax) unfavorable price impact. Fuel consumption increases resulted in a $0.4 million (pre-tax) unfavorable impact in the quarter, primarily as a result of an increase in the number of flight hours.

Note: Cost per available seat mile holding fuel price constant is an industry measurement that provides management and investors the ability to track changes in cost absent fuel price volatility.

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The company ended the quarter with $84.7 million in unrestricted cash, compared with $101.3 million at March 30, 2004 and $81.5 million at December 31, 2004. Capital spending in the quarter totaled $2.6 million and was primarily associated with the acquisition of aircraft spare parts and dining services equipment.

In the first quarter of 2005:

•	Midwest Airlines placed an additional Boeing 717 aircraft in service, bringing the total number of 717s in its fleet to 18. The airline has a firm order for seven more and plans to take delivery of three of the seven in 2005 and the remaining four in 2006. After assessing the company’s future fleet requirements, the company decided not to exercise any of its options to purchase additional Boeing 717 aircraft.
•	Midwest Connect upgraded equipment on its Milwaukee-Indianapolis service to offer all flights on the airline’s Fairchild 328JET regional jets, and retimed its flight schedules to provide Indianapolis passengers the option of an early morning departure.
•	Global Traveler magazine named Midwest Airlines “Best Airline for Economy Class” as part of its 2004 GT Tested Awards.
•	Skyway Airlines was awarded the Federal Aviation Administration’s top honor in its Aviation Maintenance Technician awards program, which recognizes exemplary training of maintenance technicians. For the eighth year in a row, Skyway Airlines recorded perfect 100% participation of its maintenance team.
•	Midwest Airlines introduced the Premier Pet Program, the first of its kind in the United States. The frequent flyer program awards pets one free roundtrip flight after flying with their owners on three paid roundtrip flights or six paid one-way flights. Additionally, members of the airline’s Midwest Miles program can earn a free trip for their pets by redeeming 15,000 miles.
•	Midwest Airlines added Rewards Network Inc. to its group of frequent flyer partners –offering Midwest Miles members the opportunity to earn up to 5 miles per dollar spent at more than 20,000 restaurants and participating hotels across the U.S. and Canada.
•	A new Amtrak station opened at Milwaukee’s General Mitchell International Airport, offering the opportunity to ride the train to the plane from downtown Chicago, northern Illinois and southeastern Wisconsin.
•	Scott R. Dickson was named senior vice president and chief marketing officer of Midwest Airlines. He was formerly president of Airline Partner Services, a Miami-based firm that provides marketing and management services to airlines serving the Americas.

In the second quarter of 2005:

•	On April 1, Midwest Airlines began offering passengers on longer flights the option of renting a digEplayer handheld video entertainment unit that plays movies, television programs, music videos and audio music selections.
•	On April 4, Gregory D. Aretakis joined Midwest Airlines as vice president of planning and revenue management. Most recently, he held the same position at Frontier Airlines.
•	On April 14, Midwest Airlines announced that it had selected Empire Aero Center, Inc. to handle heavy maintenance operations for its fleet of MD-80 aircraft. Empire Aero Center is a subsidiary of Israel Aircraft Industries, a globally recognized leader in the development of

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military and commercial aerospace technology. Midwest Airlines employees will continue to perform routine daily maintenance work on the airline’s Boeing 717 and MD-80 fleet at the airline’s facilities in Milwaukee, Kansas City and Washington, D.C.
•	On May 10, Midwest Airlines will launch a redesigned dining program featuring fresh, contemporary buy-onboard meals as part of its new Best Care Cuisine. Additionally, the airline will operate its own dining services center and manage all components of its inflight food and beverage service.
•	As part of a series of enhancements focusing on customer value and convenience, the airline announced extensive schedule and service enhancements reinforcing the importance of its Milwaukee hometown – where it is the market share leader – and its Kansas City hub. In May and June, Midwest Airlines and Midwest Connect will launch enhancements to their flight schedules, including new nonstop service, increased frequency in existing markets, additional year-round service in markets that are currently seasonal, and improved nationwide connections. On June 1, Midwest Airlines will upgrade most of its Minneapolis-St. Paul service from regional jets to new Boeing 717 aircraft featuring its hallmark Signature Service. At the same time, it will move its ticket counter and gate facilities at the Minneapolis-St. Paul airport to the modern and expanded Humphrey Terminal.

Hoeksema concluded: “Going forward, we remain fully committed to achieving our financial targets by executing a comprehensive strategic plan designed to enhance cost-competitiveness, improve productivity, boost revenue while taking advantage of opportunities to improve yield, and continue to provide superior products and services. We’re confident this strategy will result in long-term success for us and for our shareholders.”

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities. More information is available at www.midwestairlines.com.

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This document contains forward-looking statements that may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “expect,” “anticipate,” “believe,” “estimate,” “goal,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected results due to factors that include but are not limited to successful negotiation of arrangements, uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, terrorist attacks or fear of terrorist attack.

Editor’s note: Tables follow

MIDWEST AIR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2005	2004	% Change Better/(Worse)
Operating revenues:
Passenger service	$96,550	$83,931	15.0%
Cargo	1,647	1,063	54.9%
Other	13,828	16,316	(15.2%)

Total operating revenues	112,025	101,310	10.6%

Operating expenses:
Salaries, wages and benefits	36,547	35,058	(4.2%)
Aircraft fuel and oil	35,205	24,547	(43.4%)
Commissions	2,924	2,442	(19.7%)
Dining services	1,896	1,962	3.4%
Station rental, landing and other fees	11,376	11,002	(3.4%)
Aircraft maintenance materials and repairs	11,286	8,635	(30.7%)
Depreciation and amortization	4,155	4,521	8.1%
Aircraft rentals	11,572	9,855	(17.4%)
Other	12,974	13,502	3.9%

Total operating expenses	127,935	111,524	(14.7%)

Operating loss	(15,910)	(10,214)	(55.8%)

Other (expense) income:
Interest income	732	350	109.1%
Interest expense	(899)	(943)	4.7%
Other, net	--	(4)	100.0%

Total other expense	(167)	(597)	72.0%

Loss before income tax credit	(16,077)	(10,811)	(48.7%)
Income tax credit	(140)	(3,947)	(96.5%)

Net loss	$(15,937)	$(6,864)	(132.2%)

Loss per common share - basic	$(0.91)	$(0.39)	(133.3%)

Loss per common share - diluted	$(0.91)	$(0.39)	(133.3%)

Weighted average shares - basic	17,470,822	17,405,889
Weighted average shares - diluted	17,470,822	17,405,889

MIDWEST AIR GROUP, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Cost Per Available Seat Mile Reconciliation	Three Months Ended March 31,
	2005	2004	% Change Better/(Worse)
Midwest Airlines
Cost per available seat mile (CASM)	$0.1038	$0.0959	(8.2%)
Adjustments:
Less: Current year fuel usage at prior year fuel price	$0.0078	n/a

CASM holding fuel rate constant	$0.0960	$0.0959	(0.1%)

Midwest Connect
Cost per available seat mile	$0.2503	$0.2320	(7.9%)
Adjustments:
Less: Current year fuel usage at prior year fuel price	$0.0140	n/a

CASM holding fuel rate constant	$0.2363	$0.2320	(1.9%)

MIDWEST AIR GROUP, INC.
OPERATING STATISTICS

	Three Months Ended March 31,
	2005	2004	% Change
Midwest Airlines Operations
Origin & Destination Passengers	661,750	553,208	19.6
Scheduled Service Revenue Passenger
Miles (000s)	701,295	584,077	20.1
Scheduled Service Available Seat
Miles (000s)	995,302	917,782	8.4
Total Available Seat Miles (000s)	1,016,953	967,319	5.1
Load Factor (%)	70.5%	63.6%	6.9	pts.
Revenue Yield	$0.1111	$0.1161	(4.3)
Revenue per Schd. Svc. ASM (1)	$0.0827	$0.0774	6.8
Total Cost per Total ASM	$0.1038	$0.0959	8.2
Average Passenger Trip Length (miles)	1,060	1,056	0.4
Number of Flights	10,107	9,507	6.3
Into-plane Fuel Cost per Gallon	$1.59	$1.17	35.8
Full-time Equivalent Employees at
End of Period	1,898	1,983	(4.3)
Aircraft in Service at End of Period	31	29	6.9
Midwest Connect Operations
Origin & Destination Passengers	186,734	150,911	23.7
Scheduled Service Revenue Passenger
Miles (000s)	54,408	42,036	29.4
Scheduled Service Available Seat
Miles (000s)	94,097	85,303	10.3
Total Available Seat Miles (000s)	94,343	85,303	10.6
Load Factor (%)	57.8%	49.3%	8.5	pts.
Revenue Yield	$0.3423	$0.3829	(10.6)
Revenue per Schd. Svc. ASM (1)	$0.2036	$0.1945	4.7
Total Cost per Total ASM	$0.2503	$0.2320	7.9
Average Passenger Trip Length (miles)	291	279	4.6
Number of Flights	14,662	13,498	8.6
Into-plane Fuel Cost per Gallon	$1.63	$1.20	35.4
Full-time Equivalent Employees at
End of Period	774	646	19.8
Aircraft in Service at End of Period	22	24	(8.3)

(1)    Passenger, cargo, and other transport related revenue divided by scheduled service ASMs.

Note: All statistics exclude charter operations except the following: Total Available Seat Miles, Total Cost per Total ASM, Into-plane Fuel Cost, Number of Employees and Aircraft in Service. Aircraft acquired but not yet placed into service are excluded from the aircraft in service statistics. Numbers may not recalculate due to rounding.